Exhibit 1.1

PAETEC CORP.

(a Delaware corporation)

[•] Shares of Common Stock

PURCHASE AGREEMENT

Dated: [•], 2005

Table of Contents

PURCHASE AGREEMENT	2

SECTION 1. Representations and Warranties	4

(a) Representations and Warranties by the Company	4

(b) Representations and Warranties by the Selling Shareholders	12

(c) Officer’s Certificates	14

SECTION 2. Sale and Delivery to Underwriters; Closing	15

(a) Initial Securities	15

(b) Option Securities	15

(c) Custodial Arrangements	15

(d) Payment	16

(e) Denominations; Registration	17

SECTION 3. Covenants of the Company	17

(a) Compliance with Securities Regulations and Commission Requests	17

(b) Filing of Amendments	17

(c) Delivery of Registration Statements	17

(d) Delivery of Prospectuses	18

(e) Continued Compliance with Securities Laws	18

(f) Blue Sky Qualifications	18

(g) Rule 158	19

(h) Use of Proceeds	19

(i) Listing	19

(j) Restriction on Sale of Securities	19

(k) Reporting Requirements	20

(l) Compliance with Rules Relating to the Sale or Allocation of Initial Public Offerings of Securities	20

SECTION 4. Payment of Expenses	20

(a) Expenses	20

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(b) Expenses of the Selling Shareholders	21

(c) Termination of Agreement	21

(d) Allocation of Expenses	21

SECTION 5. Conditions of Underwriters’ Obligations	21

(a) Effectiveness of Registration Statement	21

(b) Opinion of Counsel for Company	22

(c) Opinion of FCC Regulatory Counsel for Company	22

(d) Opinion of Counsel for the Selling Shareholders	22

(e) Opinion of Counsel for Underwriters	22

(f) Officers’ Certificate	22

(g) Certificate of Selling Shareholders	22

(h) Accountants’ Comfort Letter	23

(i) Bring-down Comfort Letter	23

(j) Approval of Listing	23

(k) No Objection	23

(l) Lock-up Agreements	23

(m) Repayment and Termination of the Existing Credit Facility	23

(p) Closing Transactions	23

(q) Conditions to Purchase of Option Securities	24

(r) Additional Documents	25

(s) Termination of Agreement	25

SECTION 6. Indemnification	25

(a) Indemnification of Underwriters by the Company	25

(b) Indemnification of Underwriters by the Selling Shareholders	27

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(c) Indemnification of Company, Directors and Officers and Selling Shareholders by each of the Underwriters	27

(d) Indemnification of Selling Shareholders by the Company	27

(e) Indemnification of Company by the Selling Shareholders	28

(f) Actions Against Parties; Notification	28

(g) Settlement Without Consent if Failure to Reimburse	29

(h) Indemnification for Reserved Securities	29

(i) Other Agreements with Respect to Indemnification	30

SECTION 7. Contribution	30

SECTION 8. Representations, Warranties and Agreements to Survive Delivery	31

SECTION 9. Termination of Agreement.	31

(a) Termination; General	31

(b) Liabilities	32

SECTION 10. Default by One or More of the Underwriters	32

SECTION 11. Default by One or More of the Selling Shareholders or the Company	33

SECTION 12. No Fiduciary Duty.	33

(a) Acknowledgement by the Company	33

(b) Acknowledgement by the Selling Shareholders.	34

SECTION 13. Notices	34

SECTION 14. Parties	34

SECTION 15. GOVERNING LAW	35

SECTION 16. TIME	35

SECTION 17. Counterparts	35

SECTION 18. Effect of Headings	35

SCHEDULES

Schedule A - Underwriters	Sch A-1

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Schedule B - Initial and Option Securities to be Sold	Sch B-1

Schedule C - Pricing Information	Sch C-1

Schedule D-1 - List of Persons and Entities Subject to Lock-up	Sch D-1

Schedule D-2 - List of Persons and Entities Subject to Lock-up	Sch D-2

Schedule E	Sch E-1

EXHIBITS

ANNEXES

Annex A - Form of Accountants’ Comfort Letter	Annex A-1

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PAETEC CORP.

(a Delaware corporation)

[•] Shares of Common Stock

(Par Value $0.01 Per Share)

PURCHASE AGREEMENT

August [•], 2005

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH

            INCORPORATED

MORGAN STANLEY & CO. INCORPORATED

CIBC WORLD MARKET CORP.

DEUTSCHE BANK SECURITIES INC.

GOLDMAN, SACHS & CO.

c/o	MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

4 World Financial Center

New York, New York 10080

and

MORGAN STANLEY & CO. INCORPORATED

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

PaeTec Corp., a Delaware corporation (the “Company”), and the persons listed in Schedule B hereto (the “Selling Shareholders”), confirm their respective agreements with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Morgan Stanley and Co. Incorporated (“Morgan Stanley”), CIBC World Markets Corp., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., which are collectively referred to herein as the “Underwriters”, which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof, with respect to the issue and sale by the Company, the sale by the Selling Shareholders, acting severally and not jointly, and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) set forth in Schedules A and B hereto, and with respect to the grant by the Company and the Selling Shareholders, acting severally and not jointly, to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of [•] additional shares of Common Stock to cover over-allotments, if any. The aforesaid [•] shares of Common Stock (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the [•] shares of Common Stock subject to the option described in Section 2(b) hereof (the “Option Securities”) are hereinafter called, collectively, the “Securities”.

The Company and the Selling Shareholders understand that the Underwriters propose to make a public offering of the Securities as soon as the Underwriters deem advisable after this Agreement has been executed and delivered.

The Company, the Selling Shareholders and the Underwriters agree that up to 5% of the Initial Securities to be purchased by the Underwriters (the “Reserved Securities”) shall be reserved for sale by the Underwriters to certain eligible employees , directors and stockholders of the Company (the “Invitees”), as part of the distribution of the Securities by the Underwriters, subject to the terms of this Agreement, the applicable rules, regulations and interpretations of the National Association of Securities Dealers, Inc. and all other applicable laws, rules and regulations. To the extent that such Reserved Securities are not orally confirmed for purchase by the Invitees by the end of the first business day after the date of this Agreement, such Reserved Securities may be offered to the public as part of the public offering contemplated hereby.

Concurrently with and as a condition to the consummation of the public offering contemplated hereby, the Company will enter into a senior secured credit facility with CIT Lending Services Corporation (acting through one or more of its affiliates), as administrative agent and lender, and certain other agents and lenders, providing for approximately $40,000,000 in revolving credit borrowings and up to $160,000,000 in term borrowings (the “New Credit Facility”). Term loan borrowings under the New Credit Facility along with proceeds of the public offering contemplated hereby will be used, among other uses, to repay all borrowings under the Third Amended and Restated Loan and Security Agreement, dated as of March 31, 2004 among the Company and Canadian Imperial Bank of Commerce and other lenders thereto (the “Existing Credit Facility”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (No. 333-124258) and amendments thereto, including the related preliminary prospectus or prospectuses, covering the registration of the Securities under the Securities Act of 1933, as amended (the “1933 Act”). Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430A (“Rule 430A”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. The information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to paragraph (b) of Rule 430A is referred to as “Rule 430A Information.” Each prospectus used before such registration statement became effective, and any prospectus that omitted, as applicable, the Rule 430A Information that was used after such effectiveness and prior to the execution and delivery of this Agreement, is herein called a “preliminary prospectus.” Such registration statement, including the exhibits thereto and schedules thereto, at the time it became effective and including the Rule 430A Information, is herein called the “Registration Statement.” Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein referred to as the “Rule 462(b) Registration Statement,” and after such filing the term

“Registration Statement” shall include the Rule 462(b) Registration Statement. The final prospectus in the final form first furnished to the Underwriters for use in connection with the offering of the Securities is herein called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter as of the date hereof, as of the Closing Time referred to in Section 2(d) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i) Compliance with Registration Requirements. Each of the Registration Statement and any Rule 462(b) Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement, any Rule 462(b) Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement, any Rule 462(b) Registration Statement and any post-effective amendments thereto became effective and at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery of such Option Securities), the Registration Statement, the Rule 462(b) Registration Statement and any amendments thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, any preliminary prospectus and any supplement thereto or prospectus wrapper prepared in connection therewith, at their respective times of issuance and at the Closing Time, complied and will comply in all material respects with any applicable laws or regulations of foreign jurisdictions in which the Prospectus and such preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the offer and sale of Reserved Securities. Neither the Prospectus nor any amendments or supplements thereto (including any prospectus wrapper), at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery of such Option Securities), included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Underwriters expressly for use in the Registration Statement or the Prospectus.

Each preliminary prospectus and the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto complied when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(ii) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Registration Statement are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

(iii) Financial Statements. The financial statements included in the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated, and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules included in the Registration Statement present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial data included in the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the financial statements from which such data were derived.

(iv) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(v) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vi) Good Standing of Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only subsidiaries of the Company are the subsidiaries listed on Exhibit 21 to the Registration Statement.

(vii) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to the Closing Transactions (as defined below), pursuant to reservations, agreements or employee or agent benefit plans referred to in the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Prospectus). The shares of issued and outstanding capital stock of the Company, and the Securities to be purchased by the Underwriters from the Selling Shareholders pursuant to this Agreement and the Common Stock to be issued by the Company pursuant to the Closing Transactions, have been or will be, as the case may be, duly authorized and validly issued and are or will be, as the case may be, fully paid and non-assessable, provided that no representation or warranty is given with respect to 247,288 shares of Class A common stock which were issued upon the exercise before July 25, 2000 of options awarded before August 20, 1999; none of the outstanding shares of capital stock of the Company, including the Securities to be purchased by the Underwriters from the Selling Shareholders pursuant to this Agreement and the Common Stock to be issued by the Company pursuant to the Closing Transactions, was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(viii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(ix) Authorization and Description of Securities. The Securities which are to be purchased by the Underwriters from the Company and which the Underwriters have the option to purchase from the Company, in each case, pursuant to this Agreement, have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, if and when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable; the Common Stock conforms to all statements relating thereto contained in the Prospectus and such description conforms to the rights set forth in the instruments defining such rights; no holder of the Securities will be subject to personal liability by reason of being such a holder; and the issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Company, except as have been waived.

(x) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, the “Agreements and Instruments”), except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement to be consummated by the Company (including, without limitation, (i) the issuance and sale of the Securities to be issued and sold by the Company, (ii) entering into the New Credit Facility, (iii) the use by the Company of the proceeds from the sale of the Securities and the term loan borrowings under the New Credit Facility as described in the Prospectus under the caption “Use of Proceeds”, and (iv) (a) the conversion of all of the Company’s outstanding Series A convertible preferred stock (the “Series A Preferred Stock”) (including accumulated dividends) into shares of the Company’s Class A Common Stock, (b) the reclassification of each outstanding share of the Company’s Class A Common Stock and Class B Common Stock into                  of one share of Common Stock, (c) the issuance of                      shares of Common Stock to certain of the Company’s stockholders and the other transactions to be consummated at the Closing or promptly thereafter pursuant to the agreements described in the Prospectus under “Certain Relationships and Related Transactions—Recapitalization Transactions” (the transactions described in clauses (i) to (iv) (collectively referred to as the “Closing Transactions”)) have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, (A) conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except as described in the Prospectus and for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that would not result in a Material Adverse Effect), (B) result in any violation of the provisions of the charter or by-laws of the Company or any subsidiary, (C) result in any violation of the Communications Act of

1934, as amended, or the rules and regulations of the Federal Communications Commission (“FCC”) thereunder or (D) result in a violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations (except for such violations of applicable laws, statutes, rules, regulations, judgments, orders, writs or decrees under this clause (D) that would not result in a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary (it being understood that the Series A Preferred Stock shall not be deemed to be any form of note, debenture or other evidence of indebtedness).

(xi) Absence of Labor Dispute. No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result in a Material Adverse Effect.

(xii) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending against the Company or any subsidiary or, to the knowledge of the Company, threatened against or affecting the Company or any subsidiary, in each case, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties and assets of the Company and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder; the Company does not believe that the aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the businesses of the Company and its subsidiaries, could reasonably be expected to result in a Material Adverse Effect.

(xiii) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits thereto which have not been so described and filed as required.

(xiv) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, might reasonably be expected to result in a Material Adverse Effect.

(xv) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale by the Company of the Securities hereunder or the consummation of the transactions contemplated by this Agreement to be consummated by the Company, or the consummation of the Closing Transactions, except (i) such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws, (ii) such as have been obtained under the laws and regulations of jurisdictions, if any, outside the United States in which the Reserved Securities are offered, (iii) the filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) as of or prior to the Closing Time of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation and the filing with the Delaware Secretary of State immediately following the Closing Time of a Restated Certificate of Incorporation of the Company and (iv) other than with respect to such authorizations, approvals, consents, licenses, orders, registrations, qualifications or decrees contemplated or required by clauses (i) and (iii), where the failure to so file with or to so obtain the authorization, approval, consent, license, order, registration, qualification or decree of any court or governmental authority or agency would not materially adversely affect the Company’s ability to perform its obligations hereunder. To the knowledge of the Company after due inquiry, no event has occurred that permits (nor has an event occurred, which, with notice or lapse of time, or both, would permit) the revocation or termination of any authorization, approval consent, license, order, registration, qualification or decree as described above or that might result in any other material impairment of the rights of the Company therein or thereunder.

(xvi) Absence of Manipulation. Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale by the Company or the Selling Shareholders or the resale by the Underwriters of the Securities (it being understood for purposes of this Section 1(a)(xvi) that none of the Closing Transactions nor the rescission offer or option exchange offer the Company may make that is described in the Registration Statement shall be deemed to be designed to constitute or to constitute, or to reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate such sale or resale of the Securities.

(xvii) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, including, without limitation, all permits required for the operation of the business of the Company and its subsidiaries by the FCC and each local authority that regulates the activities of the Company, the “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xviii) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Prospectus, or (b) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Prospectus, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, in each case, which would reasonably be expected to have a Material Adverse Effect.

(xix) Investment Company Act. The Company is not required, and upon the issuance and sale by the Company of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Prospectus will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xx) Environmental Laws. Except as described in the Registration Statement and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any applicable federal, state, local or foreign statute, law, rule, regulation, ordinance, code or rule of common law or any applicable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment or wildlife, including, without limitation, laws and regulations relating to the release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no active or pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations or proceedings or, to the Company’s knowledge, investigations relating to any Environmental Law against the Company or any of its subsidiaries and (D) to the Company’s knowledge, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxi) Registration Rights. Except as disclosed in the Registration Statement, there are no registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act.

(xxii) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxiii) Private Placements. Neither the Company, nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the 33 Act) or any person acting on behalf of any of them, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 33 Act) in connection with the offer and sale of the Company’s Common Stock to be sold to certain of the Company’s shareholders in the private placements described in the Prospectus to be consummated at or promptly following the Closing, and such private placements were conducted in a manner which will not lead to the “integration” of such offering with the offering of the Securities to which this Agreement relates.

(xxiv) Compliance with Laws. Each of the Company and its subsidiaries is to the Company’s knowledge in compliance with the requirements of all laws, regulations and orders applicable to the Company or such subsidiaries or their business, and has filed all notices, reports, documents or other information required to be filed thereunder, except where the failure to comply with such requirements would not reasonably be expected to have a Material Adverse Effect.

(b) Representations and Warranties by the Selling Shareholders. Each Selling Shareholder, severally and not jointly, (x) represents and warrants to each Underwriter as of the date hereof, as of the Closing Time, and, if the Selling Shareholder is selling Option Securities on a Date of Delivery, as of each such Date of Delivery, and (y) agrees with each Underwriter, as follows:

(i) Accurate Disclosure. The information provided by such Selling Shareholder for inclusion in the Registration Statement and the Prospectus is true and correct. Such Selling Shareholder is not prompted to sell the Securities to be sold by such Selling Shareholder hereunder by any information concerning the Company or any subsidiary of the Company which is not set forth in the Prospectus. Each Selling Shareholder listed on Schedule E attached hereto has no reason to believe that the representations and warranties of the Company contained in Section 1(a) hereof are not true and correct.

(ii) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by or on behalf of such Selling Shareholder.

(iii) Authorization of Irrevocable Power of Attorney and Related Custody Agreement. The Irrevocable Power of Attorney appointing Keith M. Wilson and Daniel J. Venuti as attorneys-in-fact (the “Power of Attorney”) and the Custody Agreement between Wachovia Bank N.A., as custodian (the “Custodian”), and each of the Selling Shareholders (the “Custody Agreement”), each substantially in the form heretofore furnished to the Underwriters, have been duly authorized, executed and delivered by such Selling Shareholder and are the valid and binding agreements of such Selling Shareholder.

(iv) Noncontravention. The execution, delivery and performance of this Agreement and the Power of Attorney and related Custody Agreement, including the sale and delivery of the Securities to be sold by such Selling Shareholder and the consummation by such Selling Shareholder of the transactions contemplated herein and compliance by such Selling Shareholder with its obligations hereunder, will not, (a)

whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Securities to be sold by such Selling Shareholder or any property or assets of such Selling Shareholder pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder may be bound, or to which any of the property or assets of such Selling Shareholder is subject, (b) result in any violation of the provisions of the charter or by-laws or other organizational instrument of such Selling Shareholder, if applicable, or (c) result in any violation of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Selling Shareholder or any of its properties, provided, however, that such violations in clauses (a), (b) and (c) above individually or in the aggregate have a material adverse effect on the ability of the Selling Shareholder to perform its obligations under this Agreement.

(v) Certificates Suitable for Transfer. The Securities to be sold by such Selling Shareholder pursuant to this Agreement are certificated securities in registered form and are not held in any securities account or by or through any securities intermediary within the meaning of the Uniform Commercial Code as in effect in the State of New York (the “UCC”). Certificates for all of the Securities to be sold by such Selling Shareholder pursuant to this Agreement, in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank with signatures guaranteed, have been placed in custody pursuant to the Custody Agreements made with the Custodian with irrevocable conditional instructions to deliver such Securities to the Underwriters pursuant to this Agreement.

(vi) Valid Title. Such Selling Shareholder has, and at the Closing Time will have, valid title to the Securities to be sold by such Selling Shareholder free and clear of all security interests, claims, liens, equities or other encumbrances and the legal right and power, and all authorization and approval required by law, to enter into this Agreement and the Power of Attorney and related Custody Agreement and to sell, assign, transfer and deliver the Securities to be sold by such Selling Shareholder.

(vii) Delivery of Securities. Upon the Underwriters’ acquiring possession of the Securities to be sold by such Selling Shareholder and paying the purchase price therefor pursuant to this Agreement, the Underwriters (assuming that no such Underwriter has notice of any “adverse claim,” within the meaning of Section 8-105 of the UCC, to such Securities) will acquire control (within the meaning of Section 8-106 of the UCC) of such Securities free and clear of any adverse claim within the meaning of Section 8-102 of the New York Uniform Commercial Code.

(viii) Absence of Manipulation. Such Selling Shareholder has not taken, and will not take, directly or indirectly, any action which is designed to or which has constituted or would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(ix) Absence of Further Requirements. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required by such Selling Shareholder for the performance by such Selling Shareholder of its obligations hereunder or in the Power of Attorney and related Custody Agreement, or in connection with the sale and delivery of the Securities to be sold by such Selling Shareholder hereunder or the consummation of the transactions contemplated by this Agreement to be consummated by such Selling Shareholder, except (i) such as may have previously been made or obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws and (ii) such as have been obtained under the laws and regulations of jurisdictions outside the United States in which the Reserved Securities are offered.

(x) Restriction on Sale of Securities. Such Selling Shareholder has, prior to the execution of this Agreement, executed and delivered to the Underwriters an agreement in the form attached hereto as either Exhibit B-1 or B-2.

(xi) No Association with NASD. Neither such Selling Shareholder nor any of its affiliates (other than CIT Capital Securities LLC) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is a person associated with (within the meaning of Article I (dd) of the By-laws of the National Association of Securities Dealers, Inc.), any member firm of the National Association of Securities Dealers, Inc.

(xii) Authorization of the Representatives of the Selling Shareholders. Pursuant to the terms of the Power of Attorney, each Selling Shareholder has duly and irrevocably authorized the Representatives of the Selling Shareholders (as defined below), on behalf of each such Selling Shareholder, to execute and deliver this Agreement and, subject to the limitations as may be set forth therein, any other document necessary or desirable in connection with the transactions contemplated hereby and to deliver the Securities to be sold by such Selling Shareholder and receive payment therefor.

(c) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to either Underwriter or to counsel for the U.S. Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby; and any certificate signed by or on behalf of a Selling Shareholder or the Selling Shareholders, as the case may be, as such and delivered to either Underwriter or to counsel for the U.S. Underwriters pursuant to the terms of this Agreement shall be deemed a representation and warranty by such Selling Shareholder(s) to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company and each Selling Shareholder, severally and not jointly, agree to sell to each Underwriter, at the price per share set forth in Schedule C, that proportion of the number of Initial Securities set forth in Schedule B opposite the name of the Company or such Selling Shareholder, as the case may be. Each Underwriter agrees to purchase, severally and not jointly, from the Company and each Selling Shareholder, at a price per share set forth in Schedule C, the number of Initial Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, subject, in each case, to such adjustments among the Underwriters in their sole discretion shall make to eliminate any sales or purchases of fractional securities. In addition to the foregoing, each Underwriter may become obligated to purchase an additional number of Initial Securities pursuant to the provisions of Section 10 hereof.

(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company and the Selling Shareholders, severally and not jointly, hereby grant an option to the Underwriters to ratably purchase, severally and not jointly, at the price per share set forth in Schedule C, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable to the holders who acquire the Common Stock represented by the Option Securities, from the Company and the Selling Shareholders, as the case may be, in accordance with the respective amounts set forth in Schedule B, all or a portion of the Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Underwriters to the Company and the Custodian setting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Underwriters, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time, as hereinafter defined. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule A opposite the name of such Underwriter bears to the total number of Initial Securities, subject in each case to such adjustments as Merrill Lynch and Morgan Stanley, on behalf of the Underwriters, in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(c) Custodial Arrangements. Certificates in negotiable form for the Securities to be sold by the Selling Shareholders hereunder have been placed in custody, for delivery under this Agreement, under the relevant Custody Agreement made with the Custodian. Each Selling Shareholder agrees that the shares represented by the certificates held in custody for such Selling Shareholder under such Custody Agreement are subject to the interests of the Underwriters hereunder, that the arrangements made by such Selling Shareholder for such custody are to that extent irrevocable, and that the obligations of such Selling Shareholder hereunder shall not be terminated by operation of law, whether by the death of any individual Selling Shareholder or the occurrence of any other event, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust. If any individual Selling Shareholder or any such trustee or trustees should die, or if any other such event should occur, or if any of such trusts should terminate, before the delivery of the Securities hereunder, certificates for such Securities shall be delivered by the Custodian in accordance with the terms and conditions of this Agreement as if such death or other event or termination had not occurred, regardless of whether or not the Custodian shall have received notice of such death or other event or termination.

Pursuant to the Power of Attorney, in the form attached hereto as Exhibit C, granted by each such Selling Shareholder, Keith M. Wilson and Daniel J. Venuti will act as representatives of the Selling Shareholders. The foregoing representatives (the “Representatives of the Selling Shareholders”) are authorized, on behalf of each Selling Shareholder, subject to the limitations as may be set forth therein to execute any documents necessary or desirable in connection with the sale of the Securities to be sold hereunder by each Selling Shareholder, to make delivery of the certificates of such Securities, to receive the proceeds of the sale of such Securities, to give receipts for such proceeds, to pay therefrom the expenses to be borne by each Selling Shareholder in connection with the sale and public offering of the Securities, to distribute the balance of such proceeds to each such Selling Shareholder in proportion to the number of Securities sold by each such Selling Shareholder, to receive notices on behalf of each such Selling Shareholder and to take such other action as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

(d) Payment. The Company and the Custodian shall deliver the Initial Securities to the Underwriters, against payment in the manner forth below, at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as shall be agreed upon by the Underwriters and the Company, at 9:00 A.M. (Eastern time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Underwriters and the Company (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates by the Company and the Custodian for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Underwriters and the Company, on each Date of Delivery as specified in the notice from the Underwriters to the Company and the Selling Shareholders.

Payment shall be made to the Company and the Selling Shareholders by wire transfer of immediately available funds to a bank account designated by the Company and to a bank account designated by the Custodian pursuant to each Selling Shareholder’s Power of Attorney and related Custody Agreement, as the case may be, against delivery to the Underwriters for their respective accounts of certificates for the Securities to be purchased by them. Merrill Lynch, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option

Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

(e) Denominations; Registration. Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations and registered in such names as the Underwriters may request in writing at least one full business day before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates for the Initial Securities and the Option Securities, if any, will be made available for examination and packaging by the Underwriters in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.

SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430A and will notify the Underwriters immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or, if known to the Company, threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) Filing of Amendments. The Company will give the Underwriters notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)) or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Underwriters or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statements. The Company has furnished or will deliver to the Underwriters and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to each of the Underwriters, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto

(without exhibits). The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.

(f) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Underwriters may designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration Statement and any Rule 462(b) Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the effective date of the Registration Statement and any Rule 462(b) Registration Statement.

(g) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as reasonably practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(i) Listing. The Company will use its reasonable best efforts to effect and maintain the quotation of the Securities on the Nasdaq National Market.

(j) Restriction on Sale of Securities. During a period of 180 days from the date of the Prospectus, the Company and each Selling Shareholder will not, without the prior written consent of each Underwriter, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) any shares of Class A common stock issued by the Company upon conversion of the Series A convertible preferred stock; (B) any shares of Common Stock issued upon by the Company the reclassification of the Class A common stock and Class B common stock contemplated by the Prospectus; (C) any shares of Common Stock issued by the Company under the Company’s employee stock, bonus or compensation plans, or any options to purchase Common Stock or other awards made under pursuant to those plans (including, without limitation, options issued pursuant to any stock option exchange offer); (D) the Company’s filing of one or more registration statements on Form S-8 covering the offer and sale of securities issuable under the plans described in clause (C); (E) any warrants to purchase Common Stock issued under the Company’s agent incentive plan; (F) any shares of Common Stock issued pursuant to any of the agreements described in the Prospectus, (G) the rescission offer transactions to be conducted by the Company as contemplated by the Prospectus, (H) the issuance by the Company of shares of Common Stock in connection with acquisitions of other companies up to an aggregate amount equal to 10% of the Company’s fully-diluted Common Stock (measured as of the Closing Date and calculated in the manner that the Company will calculate its fully-diluted common stock in connection with the preparation of its consolidated financial statements to be filed with the SEC), provided that each recipient of such shares of Common Stock agrees in writing to be subject to the restrictions described above in this Section 3(j) or (I) with respect to the Selling Shareholders, to the extent of the exceptions provided in the lock-up agreements signed by the Selling Shareholders as provided in Section 5(l)(i) hereof, in the form attached hereto as Exhibit B-1.

Notwithstanding the foregoing, if:

(1) during the last 17 days of the 180-day lock-up period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2) prior to the expiration of the 180-day lock-up period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day lock-up period, the restrictions imposed by this Section 3(j) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merrill Lynch and Morgan Stanley waives, in writing, such extension.

(k) Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the rules and regulations of the Commission thereunder.

(l) Compliance with Rules Relating to the Sale or Allocation of Initial Public Offerings of Securities. The Company hereby agrees that it will use its commercially reasonable efforts to ensure that the Reserved Securities will be restricted for purposes of compliance with applicable rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”), including that certain persons will be prohibited from directly or indirectly acquiring the Reserved Securities as required by the NASD, the NASD rules, or other applicable law, regulation, or agreement to which the Underwriters are party. The Company agrees to cooperate with the Underwriters as required in the determination of which persons are required to be restricted or prohibited, and provided such cooperation, the Underwriters will notify the Company as to which persons will need to be so restricted. Should the Company release, or seek to release, from such restrictions or prohibitions any of the Reserved Securities, the Company agrees to reimburse the Underwriters for any reasonable expenses (including, without limitation, legal expenses) they incur in connection with such release.

SECTION 4. Payment of Expenses.

(a) Expenses. Except as set forth in Section 4(b), the Company will pay all expenses incident to the performance of the obligations of the Company and the Selling Shareholders under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, and any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities by the Company to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors and the fees and disbursements of a single counsel representing the Selling Shareholders, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of a single counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus and of the Prospectus and any amendments or supplements thereto, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of any transfer agent or registrar for the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics that are not produced directly by the Underwriters, fees and expenses of any consultants (other than the Underwriters) engaged by the Company in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered for the representatives and officers of the Company and any such consultants in connection with the road show (x) the filing fees incident to, and the reasonable fees and disbursements of a single counsel to the Underwriters in connection with, the review by the NASD of the terms of the sale of the Securities, including any reasonable fees of a single counsel incurred on behalf of or disbursements by Morgan Stanley in its capacity as “qualified independent underwriter”, (xi) the fees and expenses incurred in connection with the inclusion of the Securities in the Nasdaq National Market and (xii) all reasonable costs and expenses of the Underwriters, including the reasonable fees and disbursements of counsel for the Underwriters, in connection with matters related to the Reserved Securities which are designated by the Company for sale to Invitees.

(b) Expenses of the Selling Shareholders. The Selling Shareholders, severally and not jointly, will pay (i) any stamp duties, capital duties and stock transfer taxes, if any, payable upon the sale of the Securities by the Selling Shareholders to the Underwriters, (ii) the fees and disbursements of their respective counsel and other advisors, if other than the fees and disbursements of the counsel contemplated by Section 4(a)(iv) and (iii) all other fees and expenses of the Selling Shareholders not otherwise paid by the Company or agreed to by the Company pursuant to Section 4(a).

(c) Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5, Section 9(a)(i) or Section 11 hereof, the Company shall reimburse the Underwriters for all of their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

(d) Allocation of Expenses. The provisions of this Section shall not affect any agreement that the Company and the Selling Shareholders may make for the sharing of such costs and expenses.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and the Selling Shareholders contained in Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company or on behalf of any Selling Shareholder delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430A Information shall have been filed with the Commission in accordance with Rule 424(b) (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A).

(b) Opinion of Counsel for Company. At Closing Time, the Underwriters shall have received the favorable opinion and the letter, dated as of the Closing Time, of Hogan & Hartson L.L.P., counsel for the Company, in substantially the forms and substance as the opinion and letter set forth in Exhibit A hereto and (ii) the favorable opinion, dated as of the Closing Time, of Daniel J. Venuti, General Counsel of the Company, in substantially the form and substance as the letter set forth in Exhibit A-3 hereto.

(c) Opinion of FCC Regulatory Counsel for Company. At the Closing Time, the Underwriters shall have received the favorable opinion, dated as of the Closing Time, of Swidler Berlin LLP, FCC Regulatory counsel for the Company, in substantially the form and substance as the opinion set forth in Exhibit A-1 hereto.

(d) Opinion of Counsel for the Selling Shareholders. At Closing Time, the Underwriters shall have received the favorable opinion, dated as of Closing Time, of Loeb & Loeb, counsel for the Selling Shareholders, in form and substance satisfactory to counsel for the Underwriters, to the effect set forth in Exhibit A-2 hereto and to such further effect as counsel to the Underwriters may reasonably request.

(e) Opinion of Counsel for Underwriters. At Closing Time, the Underwriters shall have received the favorable opinion, dated as of Closing Time, of Shearman & Sterling LLP, counsel for the Underwriters.

(f) Officers’ Certificate. At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Underwriters shall have received a certificate of the President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the Company’s knowledge, are contemplated by the Commission.

(g) Certificate of Selling Shareholders. At Closing Time, the Underwriters shall have received a certificate of an Attorney-in-Fact on behalf of each Selling Shareholder, dated as of Closing Time, to the effect that (i) the representations and warranties of each Selling

Shareholder contained in Section 1(b) hereof are true and correct in all respects with the same force and effect as though expressly made at and as of Closing Time and (ii) each Selling Shareholder has complied in all material respects with all agreements and all conditions on its part to be performed under this Agreement at or prior to Closing Time.

(h) Accountants’ Comfort Letter. At the time of the execution of this Agreement, the Underwriters shall have received from Deloitte & Touche, LLP a letter dated such date, in form and substance satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(i) Bring-down Comfort Letter. At Closing Time, the Underwriters shall have received from Deloitte & Touche, LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (h) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(j) Approval of Listing. At Closing Time, the Securities shall have been approved for inclusion in the Nasdaq National Market, subject only to official notice of issuance.

(k) No Objection. The NASD has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(l) Lock-up Agreements. At the date of this Agreement, the Underwriters shall have received (i) an agreement in substantially the form of Exhibit B-1 hereto signed by the persons listed on Schedule D-1 hereto and (ii) an agreement in substantially the form of Exhibit B-2 hereto signed by the persons listed on Schedule D-2 hereto.

(m) Repayment and Termination of the Existing Credit Facility. At or prior to the Closing Time, the New Credit Facility shall have been entered into, the Company shall have received the proceeds from the term loans borrowings thereunder, all indebtedness outstanding under the Existing Credit Facility shall have been repaid in full and the Existing Credit Facility shall have been terminated.

(n) No Underwriter shall have notice of an adverse claim on the Securities within the meaning of Section 8-105 of the UCC.

(o) The Custodian will to deliver to the Underwriters a letter stating that it will deliver to each Selling Shareholder a United States Treasury Department Form 1099 (or other applicable form or statement specified by the United States Treasury Department regulations in lieu thereof) on or before January 31 of the year following the date of this Agreement.

(p) Closing Transactions. At or prior to the Closing Time, the Company shall have, in connection with the Closing Transactions, (i) duly authorized and approved its Amended and Restated Bylaws to become effective immediately upon consummation of the Closing, (ii) filed its duly authorized Certificate of Amendment to Restated Certificate of Incorporation with the Delaware Secretary of State and caused such Certificate of Amendment to Restated

Certificate of Incorporation to become effective, (iii) duly authorized and approved the Company’s Restated Certificate of Incorporation and directed the proper officers of the company to cause such Restated Certificate of Incorporation to be filed with the Delaware Secretary of State and to become effective immediately following the Closing Time, and (iv) otherwise performed in all material respects all of the Company’s obligations to be performed by the Company at or prior to the Closing Time pursuant to this Agreement or any Exhibited Agreement relating to the Closing Transactions.

(q) Conditions to Purchase of Option Securities. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company or any subsidiary of the Company hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Underwriters shall have received:

(i) Officers’ Certificate. A certificate, dated such Date of Delivery, of the President of the Company and of the chief financial or chief accounting officer of the Company, confirming that the certificate delivered at Closing Time pursuant to Section 5(f) hereof remains true and correct as of such Date of Delivery.

(ii) Opinion of Counsel for Company. The favorable opinion and letter of Hogan & Hartson L.L.P., counsel for the Company, and the favorable opinion of Daniel J. Venuti, General Counsel of the Company, both in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased from the Company on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iii) Opinion of FCC Regulatory Counsel for Company. The favorable opinion of Swidler Berlin LLP, FCC Regulatory counsel for the Company, in form and substance satisfactory to Counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased from the Company on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(c) hereof.

(iv) Opinion of Counsel for the Selling Shareholders. The favorable opinion of Loeb & Loeb, counsel for the Selling Shareholders, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased from the Selling Shareholders on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(d) hereof.

(v) Bring-down Comfort Letter. A letter from Deloitte & Touche, LLP, in form and substance satisfactory to the Underwriters and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(h) hereof, except that the “specified date”

in the letter furnished pursuant to this paragraph shall be a date not more than five days prior to such Date of Delivery.

(r) Additional Documents. At Closing Time and at each Date of Delivery, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Selling Shareholders in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(s) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities, on a Date of Delivery which is after the Closing Time, the obligations of the Underwriters to purchase the relevant Option Securities, may be terminated by the Underwriters by notice to the Company and the Selling Shareholders at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters by the Company. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430A Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to

Section 6(e) below) any such settlement is effected with the written consent of the Company and the Selling Shareholders; and

(iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of one counsel (in addition to any local counsel) chosen by the Underwriters), for the Underwriters, and their respective Affiliates, selling agents and persons, if any, who control such Underwriters within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission to the extent that any such expense is not paid under (i) or (ii);

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430A Information, or in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); provided, further, however, that this indemnity agreement shall not apply to any such loss, liability, claim, damage or expense which resulted from the fact that such Underwriter, in contravention of a requirement of this Agreement or applicable law, sold Securities to a person to whom such Underwriter failed to send or give, at or prior to the Closing Date, a copy of the Prospectus, as then amended or supplemented if: (i) the Company has previously furnished copies thereof (sufficiently in advance of the Closing Date to reasonably allow for distribution by the Closing Date) to the Underwriter and the loss, liability, claim, damage or expense resulting from an untrue statement or omission of a material fact contained in or omitted from the preliminary prospectus which was corrected in the Prospectus as, if applicable, amended or supplemented prior to the Closing Date and such Prospectus as, if applicable, amended or supplemented prior to the Closing Date was required by law or this Agreement to be delivered at or prior to the written confirmation of sale to such person (it being understood that, for these purposes, this Agreement shall require the Underwriters to deliver prior to the Closing Date to each recipient of a preliminary prospectus that purchases Securities pursuant to the public offering contemplated hereby a Prospectus, as amended or supplemented on or prior to such time) and (ii) such failure to give or send such Prospectus, as amended or supplemented, by the Closing Date to the party or parties asserting such loss, liability, claim, damage or expense would have constituted the sole defense to the claim asserted by such person with respect to such untrue statement or omission of a material fact.

The Company also agrees to indemnify and hold harmless Morgan Stanley and each person, if any, who controls Morgan Stanley within the meaning of either Section 15 of the Act, or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and judgments incurred as a result of the performance by Morgan Stanley of the duties of the “qualified independent underwriter” within the meaning of Rule 2720 of the National Association of Securities Dealers’ Conduct Rules in connection with the offering of the Securities, except for any losses, claims, damages, liabilities, and judgments resulting from Morgan Stanley’s, or such controlling person’s, gross negligence or willful misconduct.

(b) Indemnification of Underwriters by the Selling Shareholders. Each Selling Shareholder, severally and not jointly, agrees to indemnify and hold harmless each Underwriter, its Affiliates and selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clause (a) above to the extent, but only to the extent, that an untrue statement or alleged untrue statement or omission or alleged omission of a material fact was made in the Registration Statement or the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with information provided in writing to the Company or the Underwriters by such Selling Shareholders specifically for use in the Registration Statement or the Prospectus.

Notwithstanding any other provisions herein, the aggregate liability under any provision in this Section 6 of any Selling Shareholder shall not exceed the product of the number of shares of Common Stock sold by such Selling Shareholder multiplied by the initial public offering price of the Common Stock as set forth in the Prospectus. Section 6(g) applies to the settlement of any claims covered by the indemnity in this Section 6(b).

Each Selling Shareholder, severally and not jointly, also agrees to indemnify and hold harmless Morgan Stanley and each person, if any, who controls Morgan Stanley within the meaning of either Section 15 of the Act, or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities and judgments incurred as a result of the performance by Morgan Stanley of the duties of the “qualified independent underwriter” within the meaning of Rule 2720 of the National Association of Securities Dealers’ Conduct Rules in connection with the offering of the Securities, except for any losses, claims, damages, liabilities, and judgments resulting from Morgan Stanley’s, or such controlling person’s, gross negligence or willful misconduct.

(c) Indemnification of Company, Directors and Officers and Selling Shareholders by each of the Underwriters. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, its Affiliates and each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and each Selling Shareholder and each person, if any, who controls any Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430A Information or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

(d) Indemnification of Selling Shareholders by the Company. The Company agrees to indemnify and hold harmless each Selling Shareholder and each person, if any, who controls any Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clause (a); provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Selling Shareholder expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430A Information, or in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

(e) Indemnification of Company by the Selling Shareholders. Each Selling Shareholder, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, and Affiliates, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, to the extent and in the manner set forth in clause (a) above to the extent, but only to the extent, that an untrue statement or alleged untrue statement or omission or alleged omission of a material fact was made in the Registration Statement or the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with information provided in writing to the Company or the Underwriters by such Selling Shareholder specifically for use in the Registration Statement or the Prospectus.

Notwithstanding any other provisions herein, the aggregate liability under any provision in this Section 6 of any Selling Shareholder shall not exceed the product of the number of shares of Common Stock sold by such Selling Shareholder multiplied by the initial public offering price of the Common Stock as set forth in the Prospectus.

(f) Actions Against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Underwriters, and, in the case of parties indemnified pursuant to Section 6(b) or (c) above, counsel to the indemnified parties shall be selected by the Company or the Selling Shareholders, who, at the date of this Agreement, held a majority of the Initial Securities to be sold to the Underwriters by the Selling Shareholders pursuant to this Agreement, as the case may be. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and

(ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to Sections 6(a) or 6(b) hereof in respect of such action or proceeding, then in addition to such separate firm for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm (in addition to any local counsel) for Morgan Stanley in its capacity as a “qualified independent underwriter” and all persons, if any, who control Morgan Stanley within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act.

(g) Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) or settlement of any claim in connection with any violation referred to in Section 6(h) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

Notwithstanding the provisions of this Section 6(g), no indemnifying party shall be required to pay any amount in excess of the amounts for which such party is liable under any other part of Section 6 and any indemnified party shall not have rights to indemnification in excess of the rights they would be entitled to under Section 6.

(h) Indemnification for Reserved Securities. In connection with the offer and sale of the Reserved Securities, the Company agrees to indemnify and hold harmless the Underwriters, their Affiliates and selling agents and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all loss, liability, claim, damage and expense (including, without limitation, any legal or other expenses of one counsel reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred, (i) arising out of the violation of any applicable laws or regulations of foreign jurisdictions, if any, where Reserved Securities have been offered at the Company’s instructions; (ii) arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus wrapper or other material prepared by or with the consent of the Company for distribution to Invitees in connection with the offering of the Reserved Securities or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) caused by the failure of any Invitee to pay for and accept delivery of Reserved Securities which have been orally confirmed for purchase by any Invitee by the end of the first business day after the date of the Agreement; or (iv) related to, or arising out of or in connection with, the offering of the Reserved Securities; provided that such offering is made upon the terms and conditions heretofore agreed upon by the Company and the Underwriters.

(i) Other Agreements with Respect to Indemnification. The provisions of this Section 6 or Section 7 hereof shall not affect any agreements among the Company and the Selling Shareholders with respect to indemnification or contribution of each other.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, each Selling Shareholder and the Underwriters from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Selling Shareholders and the Underwriters in connection with the statements or omissions, or in connection with any violation of the nature referred to in Section 6(h) hereof, which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, each Selling Shareholder and the Underwriters in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Selling Shareholders and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate initial public offering price of the Securities as set forth on such cover.

The relative fault of the Company, each Selling Shareholder and the Underwriters shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Shareholders or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or any violation of the nature referred to in Section 6(h) hereof.

The Company, each Selling Shareholder and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include (except as otherwise expressly limited herein) any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Selling Shareholder shall be required to contribute any amount in excess of the amount by which the total price at which the Securities sold by such Selling Shareholder were offered to the public exceeds the amount of any damages which such Selling Shareholder has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and Selling Agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company or any Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company or such Selling Shareholder, as the case may be. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Schedule A hereto and not joint.

The provisions of this Section shall not affect any agreement among the Company and the Selling Shareholders with respect to contribution among themselves.

SECTION 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries or the Selling Shareholders submitted pursuant hereto, shall remain operative and in full force and effect, regardless of (A) any investigation made by or on behalf of any (i) Underwriter or its Affiliates or selling Agents, or any person controlling any Underwriter, (ii) the Company, its officers or directors or any person controlling the Company, and (iii) any Selling Shareholder or any person controlling such Selling Shareholder and (B) delivery of and payment for the Securities to the Underwriters.

SECTION 9. Termination of Agreement.

(a) Termination; General. The Underwriters may terminate this Agreement, by notice to the Company and the Selling Shareholders, at any time at or prior to the Closing Time, and the obligations of the Underwriters to purchase Option Securities on any Date of Delivery which is after the Closing Time may be terminated by the Underwriters by notice to the Company and the Selling Shareholders, at or prior to such Date of Delivery, (i) if there has been, since the time of execution of this Agreement and prior to the Closing Time or such Date of

Delivery, as the case may be, or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the Nasdaq National Market, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (v) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement on such date (the “Defaulted Securities”), the Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Underwriters shall not have completed such arrangements within such 24-hour period, then:

(a) if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, each severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b) if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Securities, as the case may be, either (i) the Underwriters, (ii) the Company or (iii) any Selling Shareholder shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Default by One or More of the Selling Shareholders or the Company. (a) If a Selling Shareholder shall fail at the Closing Time or at a Date of Delivery to sell and deliver the number of Securities which such Selling Shareholder or Selling Shareholders are obligated to sell hereunder, and the remaining Selling Shareholders do not exercise the right hereby granted to increase, pro rata or otherwise, the number of Securities to be sold by them hereunder on such date to the total number to be sold by all Selling Shareholders as set forth in Schedule B hereto, then the Underwriters may, by notice from the Underwriters to the Company and the non-defaulting Selling Shareholders, either (i) terminate this Agreement without any liability on the fault of any non-defaulting party except that the provisions of Sections 1, 4, 6, 7 and 8 hereof shall survive such termination and remain in full force and effect or (ii) elect to purchase the Securities which the non-defaulting Selling Shareholders and the Company have agreed to sell hereunder. No action taken pursuant to this Section 11 shall relieve any Selling Shareholder so defaulting from liability, if any, in respect of such default.

In the event of a default by any Selling Shareholder as referred to in this Section 11, each of the Underwriters, the Company and the non-defaulting Selling Shareholders shall have the right to postpone the Closing Time or Date of Delivery for a period not exceeding seven days in order to effect any required change in the Registration Statement or Prospectus or in any other documents or arrangements.

(b) If the Company shall fail at the Closing Time or at a Date of Delivery to sell the number of Securities that it is obligated to sell hereunder on such date, then this Agreement shall terminate without any liability on the part of any non-defaulting party; provided, however, that the provisions of Sections 1, 4, 6, 7 and 8 hereof shall survive such termination and remain in full force and effect. No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

SECTION 12. No Fiduciary Duty. (a) Acknowledgement by the Company. The Company and the Underwriters acknowledge and agree, but do not represent or warrant, that (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and not as an agent or fiduciary of the Company, or its stockholders, creditors, employees, or any other party, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company in connection with the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) (iv) no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (v) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (vi) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

(b) Acknowledgement by the Selling Shareholders. Each Selling Shareholder and the Underwriters acknowledge and agree, but do not represent or warrant, that (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between each Selling Shareholder, on the one hand, and the several Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and not as an agent or fiduciary of such Selling Shareholder, or its stockholders, creditors, employees, or any other party, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of such Selling Shareholder in connection with the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising such Selling Shareholder on other matters) (iv) no Underwriter has any obligation to such Selling Shareholder with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (v) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Selling Shareholder, and (vi) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and each Selling Shareholder has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Underwriters at: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, attention of Mark Bush and (ii) Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, attention of James Allen; notices to the Company shall be directed to it at One Paetec Plaza, 600 Willowbrook Office Park, Fairport, NY 14450, attention of Daniel J. Venuti, Executive Vice President, Secretary and General Counsel; and notices to the Selling Shareholders shall be directed to the Custodian, Wachovia Bank N.A. 1525 West WT Harris Blvd, Charlotte, NC 28262 attention of Timothy Cullinane.

SECTION 14. Parties. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company, the Selling Shareholders and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company, the Selling

Shareholders and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Selling Shareholders and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 16. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 18. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Attorney-in-Fact for the Selling Shareholders a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Selling Shareholders in accordance with its terms.

Very truly yours,

PAETEC CORP.

By:
Name:
Title:

THE SELLING SHAREHOLDERS NAMED IN SCHEDULE B ATTACHED HERETO

By:
Name:
As Attorney-in-Fact acting on behalf of the Selling Shareholders named in Schedule B hereto

CONFIRMED AND ACCEPTED,

    as of the date first above written:

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH

            INCORPORATED

MORGAN STANLEY & CO. INCORPORATED

CIBC WORLD MARKET CORP.

DEUTSCHE BANK SECURITIES INC.

GOLDMAN, SACHS & CO.

BY:	MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:
Authorized Signatory

For itself and on behalf of the Underwriters named on Schedule A hereto

BY:	MORGAN STANLEY AND CO. INCORPORATED

By:
Authorized Signatory

For itself and on behalf of the Underwriters named on Schedule A hereto

SCHEDULE A

Underwriters

Name of Underwriter	Number of Initial Securities

Merrill Lynch, Pierce, Fenner & Smith Incorporated	[•]

Morgan Stanley & Co. Incorporated	[•]

CIBC World Markets Corp.	[•]

Deutsche Bank Securities Inc.	[•]

Goldman, Sachs & Co.	[•]

Total	[•]

Sch A-1

SCHEDULE B

Initial and Option Securities to be Sold

	Number of Initial Securities to be Sold	Maximum Number of Option Securities to be Sold

PAETEC CORP.	[•]	[•]

Christopher E. Edgecomb	[•]	[•]

Frank R. Kline	[•]	[•]

GKW Unified Holdings, LLC	[•]	[•]

Jeffrey P. Sudikoff and Joyce M. Sudikoff	[•]	[•]

Alliance Cabletel Holdings, L.P.	[•]	[•]

The Union Labor Life Insurance Company, on behalf of its Separate Account P	[•]	[•]

Robert I. Schwartz	[•]	[•]

Kenneth M. & Susan F. Kiraly	[•]	[•]

Richard Rizzutti	[•]	[•]

Peter Cracovaner	[•]	[•]

Ronald S. Johnson	[•]	[•]

Bryant Hopper	[•]	[•]

Richard L. & Catherine E. Cunningham	[•]	[•]

Lodwrick Cook	[•]	[•]

Karen Dupke	[•]	[•]

Wendy Foliano	[•]	[•]

Clinton Walker	[•]	[•]

Joseph Golden	[•]	[•]

CIT Lending Services Corporation	[•]	[•]

Larry Boyer	[•]	[•]

Total	[•]	[•]

Sch B-1

SCHEDULE C

Pricing Information

PAETEC CORP.

Shares of Common Stock

(Par Value $0.01 Per Share)

1. The initial public offering price per share for the Securities, determined as provided in said Section 2, shall be $[•].

2. The purchase price per share for the Securities to be paid by the several Underwriters shall be $[•], being an amount equal to the initial public offering price set forth above less $[•] per share; provided that the purchase price per share for any Option Securities purchased upon the exercise of the over-allotment option described in Section 2(b) shall be reduced by an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities.

Sch C-1

SCHEDULE E

Christopher E. Edgecomb

Frank R. Kline

GKW Unified Holdings, LLC

Jeffrey	P. Sudikoff and Joyce M. Sudikoff

Alliance Cabletel Holdings, L.P.

The Union Labor Life Insurance Company, on behalf of its Separate Account P

Robert I. Schwartz

Kenneth M. & Susan F. Kiraly

Richard Rizzutti

Peter Cracovaner

Ronald S. Johnson

Bryant Hopper

Richard	L. & Catherine E. Cunningham

Lodwrick Cook

Karen Dupke

Wendy Foliano

Clinton Walker

Joseph Golden

Larry Boyer

Sch E-1